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                                                                 Exhibit 10.1.f


                                REVISED DEFERRED
                             COMPENSATION AGREEMENT

         This Revised Deferred Compensation Agreement is made and entered into this 13 day of December, 2004, by and between Monroe Carell, Jr. ("Monroe"), a resident of Nashville, Tennessee, and Central Parking Corporation, a Tennessee corporation ("CPC" or the "Corporation").

                                  WITNESSETH

         WHEREAS, Monroe presently serves as CPC's Chief Executive Officer and Chairman of CPC's Board of Directors and has successfully directed the course and growth of the Corporation for over three decades; and

         WHEREAS, the Corporation recognizes Monroe's unique talents and contributions to the Corporation's success during his tenure as President, Chief Executive Officer and Chairman of the Board of Directors; and

         WHEREAS, CPC values the significant efforts, abilities and accomplishments of Monroe, both past and present, in the performance of his duties as a CPC employee and recognizes Monroe's importance, both past and present, as a member of the Corporation's central management team; and

         WHEREAS, should the possibility of a Change in Control (as defined herein) of the Corporation arise, CPC's Board of Directors believes it is imperative that the Corporation and the Board be able to rely upon Monroe to continue in his position, and that the Corporation should be able to receive and rely upon Monroe's advice, if requested, as to the best interests of CPC and its shareholders without concern that Monroe might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

         WHEREAS, should the possibility of a Change in Control arise, in addition to his regular duties, Monroe may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

         WHEREAS, Monroe, various trusts benefitting Monroe's wife, children and/or other descendants, and charitable trusts and/or foundations benefitting said family members of Monroe and/or various charitable organizations (the "Carell Shareholders") own a substantial amount of the outstanding common stock of the Corporation; and


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         WHEREAS, if the Carell Shareholders dispose of a substantial amount of their stock pursuant to Rule 144 of the Securities Act of 1933 on or about the same date, such sales in the open market could have a significant adverse impact on the market price of the Corporation's common stock; and

         WHEREAS, the Corporation desires to provide a mechanism for the Carell Shareholders to dispose of their CPC common stock in an orderly manner that would minimize any impact on the Corporation's trading market; and

         WHEREAS, CPC and Monroe entered into that certain Deferred Compensation Agreement dated October 1, 1981, which Agreement was superseded by that certain Revised Deferred Compensation Agreement dated October 1, 1988, as amended by that certain First Amendment to Deferred Compensation Agreement dated October 1, 1994 (the "1988/94 Agreement"); and

         WHEREAS, the Corporation desires to revise and expand the non-competition restrictions contained in that certain Employment Contract dated October 1, 1995, between Monroe and the Corporation, and the 1988/94 Agreement, and enter into certain other restrictions; and

         WHEREAS, to encourage Monroe's continued employment by CPC and to more fully establish the terms of such employment, CPC desires to provide to Monroe the benefits set forth herein, which Monroe acknowledges to be a material element of his continued employment by the Corporation and an inducement to such continued employment by CPC, and the parties desire and intend that this Agreement supersede in all respects the 1988/94 Agreement.

         NOW, THEREFORE, to induce Monroe to remain in the employ of the Corporation and assure the Corporation that it will have Monroe's continued dedication and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Corporation, and in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Duties. Monroe agrees to continue devoting his normal working time to the interest and activities of the Corporation in such capacities as the Board of Directors may from time to time reasonably assign to him until his employment with CPC ceases.

                  1.1. Cooperation. Monroe will, with reasonable notice during or after the Period of Employment (which shall be defined for purposes of this Section 1 as the period during which Monroe serves as an employee Executive Officer or as a non-employee Chairman of the Board of Directors), furnish information as is in his possession and cooperate with the Corporation as may reasonably be requested in connection with any claims or legal actions in which the Corporation is or may become a party.


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                  1.2.     Confidential Information. Monroe recognizes and
         acknowledges that all proprietary information pertaining to the affairs, business, clients, customers or other relationships of the Corporation is confidential and is a unique and valuable asset of the Corporation (the "Confidential Information"). Confidential Information shall not include information that becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or other similar obligation of secrecy. Access to and knowledge of the Confidential Information is essential to the performance of Monroe's duties under this Agreement. Monroe will not during the Period of Employment or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Confidential Information, except as required by law. Monroe will not make use of Confidential Information for his own purposes or for the benefit of any person or organization other than the Corporation. All records, memoranda, and documents of any kind containing Confidential Information, whether made by Monroe or otherwise coming into his possession in the course of his employment, will remain the property of the Corporation.

                  1.3. Non-Compete & Non-Solicitation. During (i) the Period of Employment, (ii) the period following the Period of Employment while Monroe is receiving compensation or benefits from the Corporation under this or any other agreement, and (iii) the period of twelve (12) months following the acceleration of amounts payable to Monroe under this or any other agreement upon a Change in Control, Monroe (a) will not use his status with the Corporation to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Corporation; and (b) will not, directly or indirectly, either as an individual for his own account or as a consultant, partner, joint venturer, employee, agent, officer, director, shareholder or member:
         (1) own or hold any proprietary interest (as defined herein) in or be employed by, consult with or receive compensation from, any party engaged in the same or any substantially similar business as the Corporation, as such exists as of the date hereof and as of the date commencing on the first day following the Period of Employment, in the United States and other areas where the Corporation conducts its business; (2) discuss with any of the Corporation's clients, customers, landlords, employees or consultants, as such exist as of the date hereof and as of the date commencing on the first day following the Period of Employment, information about or the operation of any business intended to compete with the Corporation; (3) solicit or attempt to solicit any clients, customers or landlords of the Corporation existing as of the date hereof and as of the date commencing on the first day following the Period of Employment with the intent or purpose to perform services for such clients, customers or landlords which are the same or substantially similar to those provided by the Corporation, or encourage or attempt to encourage any such clients, customers or landlords to not continue or otherwise modify adversely its business relationship with the Corporation; (4) enter into any lease, sublease, license agreement, service agreement, option agreement, management or operating agreement relating to, or otherwise acquire any rights with respect to, any of the parking facilities managed or operated by the Corporation or its affiliates as of the date hereof and as of the date commencing on the first day following the Period of Employment; or (5) solicit or attempt to solicit for the purpose of hiring or engaging, as an employee, agent, consultant, independent contractor, or in any other capacity,


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         any of the Corporation's employees. For purposes of this Section 1,
         "Corporation" shall include any of the Corporation's subsidiaries, joint ventures, partnerships or affiliates, to the extent that the Corporation has an interest of fifty percent (50%) or greater in such entities. For purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a non-publicly held business firm or entity, or ownership of more than five percent (5%) of any class of equity interest in a publicly-held company. Monroe acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope and the sufficiency of the consideration for such covenants. Notwithstanding the foregoing, during the Period of Employment (with the prior written consent of a majority of the disinterested members of the Corporation's Board of Directors, or a majority of the members of a committee composed of disinterested directors), and following the Period of Employment, it will not be a violation of this Section 1.3 for Monroe to (i) provide advisory services to municipalities, developers, investors, owners and others regarding the development of parking facilities, or (ii) to acquire and own, directly or indirectly, any interest in one or more parking facilities of any kind or nature (a "Parking Facility") that are managed by or leased to persons other than Monroe, provided that the Corporation shall have a right of first refusal (subject to any pre-existing agreements that are not by their terms terminable without material penalty to Monroe or the owner of the Parking Facility) to lease, manage or operate such Parking Facility for the first term (which shall not exceed five (5) years) after Monroe becomes the majority owner or otherwise obtains control of such Parking Facility (as "control" is defined in Rule 405 of the Securities Act of 1933, as amended). This right of first refusal shall require that Monroe offer to the Corporation the first right of negotiation with respect to management or lease of the Parking Facility. In the event the Corporation and Monroe are unable after thirty (30) days to agree on terms, then the Corporation shall have the right to match any third party's terms that are offered to Monroe with respect to management or lease of the Parking Facility, such right to be exercised or declined by the Corporation within fifteen (15) days after written notice describing the third party terms. The Corporation acknowledges that Monroe and his daughters currently own 100% of The Carell Family, LLC, which is the owner of two parking facilities located in Nashville, Tennessee (Alloway Parking Lot and 2nd & Church Parking Lot), that are leased to the Corporation under leases dated October 6, 1995 ("Lease Agreements"), and that Monroe and his daughters currently own 100% of D-Garage, LLC, which has an ownership interest in the LoDo Garage in Denver, Colorado with the Corporation. The Corporation acknowledges that ownership of such limited liability company interests and of such parking facilities, by Monroe, either LLC or the members of either LLC upon its dissolution or distribution, shall not be deemed to be a violation of this Section 1.3, and each LLC and its members are free to dispose of the LLC membership interests or the assets of such LLC without restriction by this Section 1.3 except for the provisions of the Lease Agreements or the agreement governing ownership by D-Garage, LLC of the LoDo garage interest.

                  1.4. Injunctive Relief. Monroe hereby acknowledges the receipt and sufficiency of the consideration set forth in this Agreement in return for the covenants and agreements set forth in this
         Section 1 and that such consideration includes, but is not limited to, the payments set forth in Section 3 of this Agreement. Monroe further acknowledges and agrees that his breach or threatened or


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         attempted breach of any provision of Section 1 would cause irreparable harm to the Corporation not compensable in monetary damages and that the Corporation shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 1 without being required to prove damages or furnish any bond or other security. If any provision of this Section 1 or any other section of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision shall be severed from this Agreement, and such invalidity shall not affect any other provision of this Agreement, the balance of which shall remain in full force and effect. In the event that any provision of this Section 1 shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provision shall be reformed to the maximum time and geographical limits permitted by applicable law. In the event of the material breach by Monroe of a provision of this Section 1, which remains uncured after thirty (30) days' written notice to Monroe, the Corporation shall be entitled to suspend all payments required to be made under this Agreement and the provision of benefits (excluding insurance benefits under Section 4) to Monroe pending resolution thereof as provided herein.

         2. Post-Retirement Payments. If Monroe ceases to be employed by the Corporation for any reason other than his termination by the Corporation for "Cause" as provided in Section 14 below, CPC shall make the following payments:

                  2.1. Payments to Monroe. If Monroe ceases to be employed by the Corporation for any reason other than his death or Termination for Cause, then the Corporation shall pay to Monroe a monthly retirement benefit on the first day of each month for the remainder of his life. The first such payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) shall be due on the first day of the seventh (7th) month immediately following the last month in which Monroe is employed by the Corporation and subsequent monthly payments in the amount of Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667) shall be due on the first day of each succeeding month thereafter until Monroe's death.

                  2.2. Payments to Monroe's Widow. Following Monroe's death (whether such occurs before or after Monroe ceases to be employed by the Corporation), CPC shall pay a monthly widow's benefit to Monroe's wife, Ann Scott Carell, on the first day of each month for the remainder of her life. The first payment shall be due on the first day of the month immediately following the month in which Monroe dies (provided, however, if Monroe's death occurs before he ceases to be employed by the Corporation for any reason, then the first payment to Ann Scott Carell shall be due on the first day of the seventh (7th) month immediately following the month in which Monroe dies) and all subsequent payments shall be due on the first day of each succeeding month thereafter until Ann Scott Carell's death. The amount of each monthly payment shall be Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667); provided, however, if Monroe's death occurs before he ceases to be employed by the Corporation for any reason, then the first payment to Ann Scott Carell shall be in the amount of Two Hundred Fifty Thousand Dollars ($250,000) and all subsequent monthly payments shall be in the amount of Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667). Notwithstanding


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         anything in this Section 2.2 to the contrary, if Monroe's death occurs after he ceases to be employed by the Corporation for any reason and before payments to Monroe have begun under Section 2.1, then the first payment to Ann Scott Carell in the amount of Two Hundred Fifty
         Thousand Dollars ($250,000) shall be due on the first day of the seventh (7th) month immediately following the last month in which Monroe is employed by the Corporation and subsequent monthly payments in the amount of Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667) shall be due on the first day of each succeeding month thereafter until Ann Scott Carell's death.

         Notwithstanding anything in this Section 2 to the contrary, if CPC makes the payment(s) required of it under Section 9 below in the event of a Change in Control of the Corporation, neither Monroe nor his widow shall receive any additional payments under this Section 2 after the payment(s) required under Section 9 are paid in full by the Corporation.

         For purposes of this Agreement, Monroe's employment by the Corporation shall not include any period in which Monroe is serving as a non-employee Chairman or member of the Corporation's Board of Directors. It is intended by the parties hereto that Monroe's ceasing to be employed by the Corporation (regardless of whether Monroe continues thereafter to serve as a non-employee Chairman or member of the Corporation's Board of Directors) be a "separation from service" as such phrase is used in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

         3. Payments Following Termination of Employment as Chief Executive Officer. Immediately after Monroe ceases to serve as the Corporation's Chief Executive Officer, the Corporation shall pay to Monroe a monthly amount of Twenty-Five Thousand Dollars ($25,000), which payments shall commence on the first day of the month immediately following the last month in which Monroe is employed as CPC's Chief Executive Officer and continue each month thereafter until the later to occur of (i) the date on which Monroe ceases to serve as non-employee Chairman of the Corporation's Board of Directors, and (ii) the date that is five (5) years after the first payment is made under this Section 3; provided, however, if Monroe does not commence serving or ceases to serve as non-employee Chairman of the Board prior to the termination of said five (5) year period, then payments under this Section 3 shall be suspended for six (6) months and shall begin or resume in the seventh
(7Th) month thereafter and continue until the date that is five (5) years and six (6) months after the first payment is made or is to be made under this
Section 3. Notwithstanding anything in this Section 3 to the contrary, payments under this Section 3 shall cease upon Monroe's death and shall be suspended upon any breach of Section 1 of this Agreement in accordance with Section 1.4 of this Agreement.

                  3.1. Per Diem Payments. The Corporation shall pay to Monroe a daily per diem fee of Two Thousand Five Hundred Dollars ($2,500) for services rendered by Monroe as Chairman (excluding Board meetings) in excess of eighteen (18) days in any consecutive twelve
         (12) month period. For purposes of this Section 3.1, any services provided by Monroe during a day shall constitute one (1) day regardless of the actual length of such services.


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                  3.2.     Use of Office. During the period in which Monroe is
         serving as a non-executive officer Chairman of the Corporation's Board of Directors, Monroe shall be entitled to the continued use of the office, secretarial assistance and customary office facilities and services he is using at the time he ceases to be CPC's Chief Executive Officer.

         4. Insurance. Immediately following Monroe's cessation of employment by CPC (other than upon his termination by the Corporation for Cause), the Corporation will arrange and pay for health care (including, but not limited to, medical, prescription, vision and dental), life (including, but not limited to, individual, group and accidental death) and other insurance coverage (excluding disability) for Monroe and his wife, during their respective lifetimes after Monroe's cessation of employment by CPC, at the same or substantially similar level of benefits as if Monroe's employment by CPC had not ceased. Any costs Monroe is paying for such coverages at the time he ceases to be employed by CPC shall continue to be paid by him (and following his death, his widow). There shall be no period of time after Monroe ceases to be employed by CPC in which the Corporation is not providing Monroe or his wife with such coverage.

         5. Additional Benefits. After Monroe ceases to be employed by the Corporation (other than upon his Termination for Cause):

                  5.1. Reimbursement of Expenses Incurred as Director. During any period in which Monroe is serving as a member of the Corporation's Board of Directors, the Corporation shall pay, or reimburse Monroe upon his submission of receipts therefor, all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred in connection with his duties and responsibilities as a Board member.

                  5.2. Stationary. After Monroe ceases to serve as Chairman of the Corporation's Board of Directors, Monroe may use stationary and other letterhead of the Corporation, at CPC's expense, in which Monroe is referred to as Chairman of the Board Emeritus.

         6. Right to Participate in Secondary Offerings. If the Corporation at any time proposes to register any of its common stock under the Securities Act for sale to the public, except with respect to (i) registration statements on Forms S-4, S-8 or any successor or similar forms or another form not available for registering the shares held by the Carell Shareholders for sale to the public or in connection with a tender offer, merger or other acquisition, (ii) any registration statement relating to any demand registration rights granted pursuant to any existing registration rights agreement, or (iii) any registration statement filed in connection with the Trust Issued Preferred Securities that the Corporation sold pursuant to Rule 144A on March 18, 1998, each such time it will give written notice to the Carell Shareholders of its intention to do so. Upon the written request of any of such Carell Shareholder, given within fifteen (15) days after receipt by such person of such notice, the Corporation will, subject to the limits contained in this Section 6, use its reasonable best efforts to cause all such shares of said requesting shareholders to be registered under the Securities Act and qualified for sale under any state blue sky law, all to the extent required to permit such sale or other disposition of said shares held by the Carell Shareholders; provided, however, that if the Corporation is advised in good faith by any managing underwriter of the Corporation's securities


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being offered in a public offering pursuant to such registration statement that the amount to be sold by persons other than the Corporation (collectively, "Selling Stockholders") is greater than the amount which can be offered without adversely affecting the offering (including an adverse effect on the marketing of the securities to be sold by the Corporation or an opinion that the number of securities requested to be included in such registration exceeds the number which can be sold in or during the time of the offering), the Corporation shall include in such registration all securities proposed by the Corporation to be sold for its own account and the Corporation may reduce the amount offered for the accounts of other Selling Stockholders (including the Carell Shareholders) to a number deemed reasonably satisfactory by such managing underwriter; provided further, that the total amount offered by the Carell Shareholders shall not be reduced to less than ten percent (10%) of the total number of securities to be offered on the registration statement, not including shares available pursuant to the underwriters' over allotment option, if any. All Registration Expenses (exclusive of Selling Expenses) incurred in connection with Registration(s) pursuant to this Section 6, shall be borne by the Corporation. All Selling Expenses shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered. In addition, the Carell Shareholders shall bear the expense of any fees and disbursements of separate counsel, if any, engaged by the Carell Shareholders, and any transfer taxes relating to the sale of securities by the Carell Shareholders pursuant to this Agreement. For purposes of this Section 6, "Registration Expenses" shall mean all expenses incurred by the Corporation in connection with the registration, including, without limitation, all Federal and state registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel and independent auditors for the Corporation, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, and "Selling Expenses" shall mean all underwriting discounts and commissions, brokerage and sales commissions.
Nothing in the Agreement shall limit or otherwise adversely affect the Carell Shareholders' rights under that certain Registration Rights Agreement dated as of September 21, 1998, as amended, with respect to which some of the Carell Shareholders are parties.

         7.       Stock Options.

                  7.1. Vesting. The Parties acknowledge that all options to acquire stock of the Corporation held by Monroe on the earlier of a Change in Control (as defined herein) or the date Monroe ceases to be employed by CPC for any reason (other than upon his Termination for Cause), including his death, that are not vested as of such date shall vest as provided in the Corporation's 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel, as amended (the "Stock Option Plan").

                  7.2. Options Transferable at Death. All options held by Monroe on the date of his death shall be transferable by Monroe upon his death under the terms of his Last Will and Testament or by the laws of descent and distribution.

                  7.3. Options Exercisable Until Expiration Date. All options granted to Monroe, whether granted before or after the date of this Agreement, may, notwithstanding any contrary language in the Stock Option Plan or agreements granting said options, be exercised by Monroe (or the transferees of such options following Monroe's death), regardless of Monroe's employment status at the time of


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         such exercise, until the expiration date or dates set forth in the agreements granting said options notwithstanding any language to the contrary in said option agreements or in the Stock Option Plan. To the extent of any such inconsistent or contrary language, this provision is intended to and shall hereby amend such option grant agreements, whether the date such options were or are granted was before or is after the date of this Agreement. The stock options held by Monroe as of the date of this Agreement are listed in the attached Exhibit A.

                  7.4. Option Grants to Directors. For so long as Monroe remains a director of the Corporation following the date on which he ceases to be employed by CPC, in each fiscal year of the Corporation Monroe shall be granted stock options in the same amount and upon the same terms as are granted to the non-employee member of the Corporation's Board of Directors who is granted the most stock options in said fiscal year.

         8. Deferred Stock Units. The Parties acknowledge that (i) all Stock Units, as such term is defined in the Corporation's Deferred Stock Unit Plan (the "DSU Plan"), that are unvested as of the date of Monroe's death or disability or a Change in Control (as defined in the DSU Plan) shall immediately vest as provided in the DSU Plan, and (ii) Monroe shall receive payment in full of his Stock Unit Account, as such term is defined in the DSU Plan, in accordance with the terms of such Plan. The parties desire that Monroe's Stock Units that are unvested as of the date of Monroe's retirement as the Corporation's CEO immediately vest upon such event, and agree to amend the DSU Plan to so provide following the issuance of certain guidance by the U.S. Secretary of Treasury with regard to the interpretation of certain provisions of newly enacted Code section 409A; provided that any such amendment does not materially adversely affect the Corporation or DSU Plan participants. If the parties are unable to amend the DSU Plan as desired, then CPC shall pay to Monroe, on the first day of the seventh (7th) month immediately following the last month in which Monroe is employed by the Corporation, cash in an amount equal to the product of the number of Stock Units that are unvested as of the date of Monroe's last day of employment multiplied by the closing price of a share of CPC common stock on such date, as such price shall be reported on the New York Stock Exchange Composite Tape and published in the Wall Street Journal. Notwithstanding anything in the DSU Plan to the contrary, if any shares of CPC stock issued to Monroe pursuant to the DSU Plan are required to be forfeited under the terms of such Plan because of Monroe's ownership and/or participation in The Carell Family LLC, or D-Garage, LLC, which are described in Section 1.3 above, or for engaging in any other activity, competitive or otherwise, in which Monroe is not, by this Agreement, prohibited from engaging, then the Corporation shall, within five (5) days after such forfeiture, pay to Monroe cash in an amount equal to the product of the number of CPC shares so forfeited multiplied by the closing price of a share of CPC common stock on the date of such forfeiture, as such price shall be reported on the New York Stock Exchange Composite Tape and published in the Wall Street Journal.

         9. Payment to Monroe if Change in Control. In the event of a Change in Control (as defined in that certain Employment Agreement entered into between Monroe and the Corporation contemporaneously with this Agreement on this ___ day of December, 2004), the Corporation shall, within ninety (90) days after the date of such Change in Control, pay to Monroe, or his widow if Monroe is then deceased, an


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amount of cash equal to the then actuarial value of all payments payable by CPC under Section 2 hereof (excluding payments previously made) as determined by Deloitte & Touche LLP (or its successor) and based upon interest discount and age of retirement assumptions to be agreed upon by CPC and Monroe (or his widow), provided, however, if Deloitte & Touche LLP (or its successor) is then serving as CPC's auditors, then Monroe (or his widow) and the Corporation shall, within ten (10) days after such Change in Control, agree in writing on a firm other than Deloitte & Touche LLP (or its successor) to conduct such valuation. Payments made in accordance with this Section 9 shall not affect in any way Monroe's (and his widow's) rights to any benefits under this Agreement (other than Section 2, as provided therein), including, but not limited to, insurance benefits provided in Section 4 and payments under Section 3, nor shall payments made under this Section 9 reduce or affect in any manner any payments to which Monroe is entitled under any other agreement or arrangement with CPC that may be triggered upon a Change in Control, as defined herein or in such other agreement or arrangement. The cost of such valuation shall be paid by the Corporation.

         It is intended by the parties hereto that a Change in Control be a "change in the ownership or effective control" as such phrase is used in Code
Section 409A.

         10. Excise Tax Equalization Payment. If Monroe becomes entitled to any payment or benefit under this Agreement, or under any other agreement with, or plan of, CPC or any of its affiliates or from any person who acquires ownership or effective control or ownership of a substantial portion of the Corporation's assets (within the meaning of Code section 280G) and all or any part of such payments will be subject to the tax imposed by Code section 4999, including any interest and penalties with respect thereto, or any similar tax that may hereafter be imposed (excluding therefrom any tax and interest that may imposed under Code section 409A), the Corporation shall pay to Monroe in cash an additional amount (the "Gross-Up Payment"), which, after deduction and payment of: (i) any Excise Tax under Section 4999 thereon; (ii) any Federal, state, and local income tax thereon; and (iii) any F.I.C.A. tax thereon, shall be equal to the Excise Tax on such total payments. The Gross-Up Payment shall be made by the Corporation to Monroe as soon as practical following a Change in Control, but in no event later than ninety (90) days after the date thereof. The determination of whether any payments will be subject to tax under Code section 4999 and the amount of such tax shall be made jointly by the Corporation's independent auditors and a certified public accounting firm of Monroe's choice. For purposes of determining the amount of the Gross- Up Payment, Monroe shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Monroe's residence on the date of the Change in Control. If the tax under Code section 4999 imposed by the Internal Revenue Service exceeds the amount of such tax as calculated by the Corporation, then the Corporation shall pay to Monroe an additional amount of cash so as to make him whole and carry out the intention of this Section 10, plus interest on any portion thereof that is a reimbursement of payments made by Monroe to the U.S. Treasury in satisfaction thereof or to his tax advisors and preparers for services rendered in connection therewith at the rate that is three (3) percentage points above the interest rate announced by Bank of America (or its successor) as its prime lending rate from the date such payments were made by Monroe until he is reimbursed in full.

         11. Unsecured Obligation of CPC. The Corporation shall be under no obligation whatsoever to purchase or maintain any contract, policy or other asset to provide the benefits under this Agreement. Further, any contract, policy or other asset that the Corporation may utilize to assure itself of the funds to provide the benefits hereunder shall not serve in any way as security to Monroe for the Corporation's performance under this Agreement, and Monroe acknowledges that, with respect to the benefits promised under this Agreement, his status is that of an unsecured creditor of the Corporation.

         12. Establishment of Rabbi Trust. While recognizing Monroe's status under this Agreement is that of an unsecured creditor, the parties desire to avail themselves of the safe harbor (commonly referred to as a Rabbi trust) permitted under I.R.S. Revenue Procedure 92-64 whereby an employer can adopt and maintain a grantor trust in connection with an unfunded deferred compensation arrangement with respect to which the employee will not be in constructive receipt of income or incur an economic benefit solely on account of the adoption or maintenance of the trust. To that end, upon execution of this Agreement, the Corporation shall contribute assets having a value of Four Million Five Hundred Twenty-Eight Thousand Dollars ($4,528,000) to a trust (the "Rabbi Trust") of which Cumberland Trust & Investment Company, Nashville, Tennessee, shall serve as Trustee, which Rabbi Trust shall be governed by a Rabbi Trust Agreement between the Corporation and Cumberland Trust & Investment Company having as its terms those set forth in the attached Exhibit B (form of Rabbi Trust Agreement). Within sixty (60) days following the end of each fiscal year of the Corporation, the Corporation shall retain Deloitte & Touche LLP (or its successor) to determine the actuarial value, as of such year-end, of all benefits payable by CPC hereunder (excluding payments previously made), based upon interest discount and age of retirement assumptions to be agreed upon by CPC and Monroe (or his widow), provided, however, if Deloitte & Touche LLP (or its successor) is then serving as CPC's auditors, then Monroe (or his widow) and the Corporation shall, within ten (10) days after the end of such fiscal year, agree in writing on a firm other than Deloitte & Touche LLP (or its successor) to conduct such valuation. If the most recent year-end value of the assets in the Rabbi Trust are less than the actuarial value of the benefits payable hereunder as of such year-end as determined under this Section 12, then the Corporation shall contribute to the Rabbi Trust an amount of assets having a value equal to the amount such actuarial value exceeds the year-end value of the Rabbi Trust assets. Commencing upon the execution of this Agreement and until such time as no further payments are due hereunder, the Corporation shall provide to Monroe (or his widow if he is then deceased) a statement of the assets then held in the Rabbi Trust and an accounting thereof on a quarter-annual basis.

         13. Non-Disparagement. Monroe shall not disparage CPC or engage in any act that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Corporation, its officers, directors, stockholders or employees. The Corporation shall not disparage Monroe or engage in any act that is intended, or may reasonably be expected, to harm the reputation, business or prospects of Monroe. Notwithstanding the prohibitions in this Section 13, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process or when posed by a governmental entity.

         14.      Termination of Monroe's Employment for Cause.

                  14.1. Termination for Cause. For purposes of this Agreement, "Termination for Cause" shall mean termination of Monroe's employment by the Corporation, acting in good faith, by written notice to Monroe specifying the events relied upon, as a result of:

                           14.1.1. Embezzlement, Theft or Fraud. Monroe's embezzlement or intentional mishandling of the Corporation's funds, or theft or fraud with respect to the business or affairs of the Corporation;

                           14.1.2. Felony. Monroe's conviction of a felony or other crime involving moral turpitude which adversely affects Monroe's job-related responsibilities;

                           14.1.3. Violation of Section 1. Monroe's violation of the covenants set forth in Section 1 of this Agreement; or

                           14.1.4.  Willful & Continued Failure to
                  Substantially Perform Duties. Following written notice by the Company, Monroe's deliberate and willful continuing refusal to substantially perform the duties and obligations of his position.

                  For purposes of this Section 14.1, no act, or failure to act, on Monroe's part will be considered "willful" unless it is done, or omitted to be done, by Monroe in bad faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Furthermore, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by CPC's Board of Directors or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by Monroe in good faith and in the best interests of the Corporation.

                  Notwithstanding anything in this Section 14.1 to the contrary, Cause shall not include any one or more of the following:
         (i) an error in judgment or negligence; (ii) any act or omission believed by Monroe in good faith to have been in, or not opposed to, the interests of the Corporation; or (iii) any act or omission with respect to which a determination could properly have been made by the Board of Directors that Monroe met the applicable standard of conduct for indemnification or reimbursement under the Corporation's by-laws, any applicable indemnification agreement, or applicable law in effect at the time of such act or omission.

                  14.2. Procedure for Termination for Cause. The Corporation may not terminate Monroe's employment for Cause unless: (i) no fewer than sixty (60) days prior to the date of Monroe's proposed termination, the Corporation provides Monroe with written notice (the "Notice of Consideration") of its intent to consider termination of Monroe's employment for Cause, including a detailed description of the specific reasons that form the basis for such consideration; (ii) Monroe shall have the opportunity to appear before the Board, with or without legal representation, at Monroe's election, to present arguments and evidence on his behalf; (iii) following the presentation to the Board provided in clause (ii) or following Monroe's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than thirty (30) days after the date the Notice of Consideration is provided to Monroe), the Board, by the affirmative vote of not less than a majority of all of its members (excluding Monroe, members of his family and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to consider Monroe's Termination for Cause), determines that the actions or inactions of Monroe specified in the Notice of Consideration occurred, that such actions or inactions constitute Cause, and that Monroe's employment should accordingly be terminated for Cause; and (iv) the Board provides Monroe with a Notice of Termination together with a written determination (a "Determination of Cause") setting forth in specific detail the basis of Monroe's termination of employment for Cause, which Determination of Cause shall be consistent with the reasons set forth in the Notice of Consideration. Unless the Corporation establishes by clear and convincing evidence, (x) its full compliance with the substantive and procedural requirements of clauses (i), (ii) and (iii) of this Section 14.2 prior to giving Notice of Termination, and (y) that Monroe's action or inaction specified in the Determination of Cause did occur and constitutes Cause, any Notice of Termination and any termination of employment thereby resulting shall, for all purposes of this Agreement, be deemed to be other than for Cause.

         15. Other Employment Benefits Not Reduced. Nothing contained herein shall be deemed to exclude Monroe from any supplemental compensation, bonus, pension, insurance benefits, severance pay, or any other benefits to which Monroe is now, or might otherwise become, entitled as an employee of the Corporation.

         16. No Contract of Employment. This Agreement shall not be construed as a guarantee of the continued employment of Monroe by the Corporation, nor shall it be construed as restricting the right of CPC to discharge Monroe or the right of Monroe to terminate employment at any time. No such discharge or termination (other than for Cause) will affect the benefits to which Monroe is entitled under this Agreement.

         17. Release of Parties. Each of the parties hereby agrees to discharge and release the other and their respective heirs, successors, transferees and assigns, from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring prior to the date of this Agreement, and the parties (and their heirs, successors, transferees and assigns) agree to execute a similar mutual release upon Monroe ceasing to be an employee of the Corporation that is based upon facts occurring after the date hereof and prior to the date Monroe ceases to be an employee of CPC.

         18. Indemnification. The Corporation agrees that if Monroe is made a party or is threatened to be made a party to any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Monroe is or was a trustee, director, officer, member, employee or agent of the Corporation or any of its affiliates or is or was serving at the request of the Corporation or any of its affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other entity, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity while serving as a trustee, director, officer, member, employee, agent or otherwise, Monroe shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all Expenses (as defined herein) incurred or suffered by Monroe in connection therewith, and such indemnification shall continue as to Monroe even if he has ceased to be an officer, director, trustee, member or agent, or is no longer employed by the Corporation or any of its affiliates and shall inure to the benefit of his heirs, executors and administrators.

                  18.1. Expenses. As used in this Section 18 and Section 22, "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys' fees, accountants' fees, disbursements and costs of attachment or similar bonds, costs of investigations, and any expenses of establishing a right to indemnification under this Agreement.

                  18.2. Enforcement. If a claim or request is not paid by the Corporation, or on its behalf, within sixty (60) days after a written claim or request has been received by the Corporation, Monroe may at any time thereafter pursue arbitration in accordance with the provisions of Section 22 below to recover the unpaid amount of the claim or request and, if successful in whole or in part, Monroe shall be entitled to be paid also the costs and expenses, including, without limitation, attorneys' fees, of prosecuting such arbitration.

                  18.3. Partial Indemnification. If Monroe is entitled to indemnification by the Corporation for some or a portion of any Expenses, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Monroe for the portion of such Expenses to which Monroe is entitled.

                  18.4. Advances of Expenses. Expenses incurred by Monroe in connection with any Proceeding shall be paid by the Corporation upon Monroe's submission to the Corporation of invoices for such Expenses, but only in the event that Monroe shall have delivered in writing to the Corporation (i) an undertaking to reimburse the Corporation for Expenses with respect to which Monroe is not entitled to indemnification, and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

                  18.5. Notice of Claim. Monroe shall give to the Corporation notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Monroe shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Monroe's power and at such times and places as are convenient for Monroe.

                  18.6. Defense of Claim. With respect to any Proceeding as to which Monroe notifies the Corporation of the commencement thereof:
         (i) The Corporation will be entitled to participate therein at its own expense. (ii) Except as otherwise provided below, to the extent it so desires, the Corporation will be entitled to assume the defense thereof, with counsel satisfactory to Monroe, which in the Corporation's discretion may be regular counsel to the Corporation and may be counsel to other officers and directors of the Corporation or any subsidiary thereof. Monroe also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Corporation and Monroe, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Corporation. (iii) The Corporation shall not be liable to indemnify Monroe under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner that would impose any penalty that would not be paid directly or indirectly by the Corporation or limitation on Monroe without Monroe's prior written consent. Neither the Corporation nor Monroe will unreasonably withhold or delay their respective consent to any proposed settlement.

                  18.7. Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 18 shall not be exclusive of any other right that Monroe may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Corporation or any subsidiary thereof, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

         19. Benefit Claims Procedure. If CPC fails to timely make any payments or provide any benefits (including the benefit of continuing health, life and other insurance coverage provided under Section 4 hereof, but excluding claims under any such policy of insurance) that become payable under this Agreement, Monroe (or his widow) shall file a claim for such payments or benefits by notifying the Corporation orally or in writing. If the claim is wholly or partially denied, the Corporation shall provide a written notice to the claimant within fourteen (14) days after the claim is made specifying the reason for the denial, the provisions of the Agreement on which the denial is based, and any additional material or information necessary to receive the payments or benefits claimed. If no notice of denial by the Corporation is received by the claimant within said fourteen (14) day period, then the claim shall be approved for all purposes. If a claim is denied, in whole or in part, and a review of such denial is requested by Monroe (or his widow), the claimant shall notify the Corporation in writing within fourteen (14) days after the date upon which the claimant received the written notice of denial. In requesting such a review, the claimant may submit any additional material or information in support of the payments or benefits claimed. The Corporation, by and through its Board of Directors or a committee thereof, shall review the claim, denial and appeal of denial and provide a written notice modifying, affirming, or overruling, in whole or in part, the prior denial within fourteen
(14) days following the date of the claimant's request for review of the denial, which written notice shall state the specific reasons for the Board's (or committee's) decision, including reference to the provisions of this Agreement on which the decision is based.

         20. Non-Assignable. Monroe (and his widow) shall have no right to sell, assign, transfer or otherwise convey or encumber the right to receive any payments or benefits hereunder. This Agreement shall not be assignable by the Corporation, provided that, with Monroe's (or his widow's) prior written consent, CPC may assign this Agreement to another entity wholly owned by it, either directly or through one or more other entities, or to any successor of the Corporation or any such entity. This Section 20 shall in no way limit or restrict Monroe's right upon his death to transfer any options to acquire stock of the Corporation under the terms of his Last Will and Testament or by the laws of descent and distribution.

         21. No Set-Off. CPC's obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action that the Corporation may have against Monroe or others except as otherwise provided in Sections 1.4 and 3 hereof. In no event shall Monroe be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under any of the provisions of this Agreement.

         22. Arbitration. The parties agree that any disputes not resolved by the procedures set forth in this Agreement shall be submitted to final binding arbitration before a single arbitrator in Nashville, Tennessee. The rules of the American Arbitration Association shall be used, including those rules regarding the selection of the arbitrator. The final and binding decision of the arbitrator may be filed with, and enforced by, a court of competent jurisdiction situated in Davidson County, Tennessee. Either party may initiate the arbitration by filing a request with the American Arbitration Association and serving a copy of the request on the other party. Monroe shall be indemnified and held harmless by the Corporation against all attorneys' fees, costs and Expenses (as defined herein) associated with maintaining, defending or enforcing such arbitration that are incurred or suffered by Monroe in connection with any such arbitration. (For purposes of this Section 22, Expenses shall exclude any final and binding monetary award made by the arbitrator payable by Monroe.) Monroe shall be so indemnified and held harmless regardless of the ultimate outcome of the merits of the arbitration. Such indemnification shall inure to the benefit of Monroe's heirs, executors and administrators. Sections 18.2, 18.3 and 18.4 shall apply to the indemnification provided in this Section 22.

         23. Notices. Except as otherwise provided herein, any notice or other communication under this Agreement shall be in writing, signed by the party making the same and hand delivered or sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Monroe (or his widow):    Monroe Carell, Jr.
                                           (or if deceased, Ann Scott Carell)
                                         4432 Tyne Boulevard
                                         Nashville, Tennessee 37215

         If to CPC:                      Central Parking Corporation
                                         2401 21st Avenue South, Suite 200
                                         Nashville, Tennessee  37212
                                         Attn: Chief Executive Officer

or to such other address or agent as may hereafter be designated in writing by either party hereto. All such notices shall be deemed given on the date hand delivered or if mailed, on the date of receipt.

         24. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, then the validity, legality and enforceability of any such provision or provisions in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

         25. Waiver. If either party should waive any breach of any provision of this Agreement, then such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         26. Captions. The captions or headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

         27. Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Monroe and the Corporation and their respective successors, heirs, executors, administrators and, to the extent an assignment of a party's rights or obligations is otherwise permitted under this Agreement, such party's assigns. The Corporation expressly agrees that it shall not participate in any merger, consolidation or other business reorganization unless the surviving entity expressly assumes the Corporation's liabilities hereunder.

         28. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         29. Amendment. This Agreement may not be altered, amended or revoked, except by a written agreement signed by both parties hereto.

         30. American Jobs Creation Act of 2004. On October 22, 2004, the American Jobs Creation Act of 2004, which amends the Internal Revenue Code by adding Section 409A, was enacted. Section 409A generally requires that compensation deferred under a nonqualified deferred compensation plan be included in the participant's income prior to receiving such deferred compensation if the requirements of Section 409A are not satisfied. Section 409A directs the Secretary of Treasury to provide guidance with regard to the interpretation of certain provisions thereof. The parties hereto agree to amend this Agreement for purposes of complying with Section 409A promptly upon issuance of such guidance, provided that any such amendment shall not materially increase the benefits payable to Monroe hereunder or otherwise materially adversely affect the Corporation.

         31. Entire Agreement; Earlier Agreements Superseded. This Agreement (including all Exhibits hereto) contains the entire agreement of the parties with respect to the subject matter contained herein. There are no restrictions, promises, covenants, or undertakings between CPC and Monroe with respect to the subject matter hereof, other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including that certain Revised Deferred Compensation Agreement dated October 1, 1988, between Monroe and the Corporation, as Amended by that certain First Amendment to Deferred Compensation Agreement dated October 1, 1994, which superseded that certain Deferred Compensation Agreement dated October 1, 1981, between Monroe and the Corporation.

         32. Duplicate Counterparts. This Agreement shall be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have signed this Revised Deferred Compensation Agreement on the day and year above written.



                                        /s/ MONROE CARELL, JR.
                                        ---------------------------------------
                                        MONROE CARELL, JR.


                                        CENTRAL PARKING CORPORATION

                                        BY: /s/ CECIL CONLEE
                                           ------------------------------------
                                           CECIL CONLEE
                                           Member, Board of Directors;
                                           Chairman, Compensation Committee

                                   EXHIBIT B
                                REVISED DEFERRED

                             COMPENSATION AGREEMENT

[Insert form of Rabbi Trust Agreement]